For the annual period ended July 31, 2003
File number 811-09439

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   Strategic Partners Small Cap Growth Fund (JP Morgan Fleming segment)

1.   Name of Issuer
	Monteplier Re Holdings

2.   Date of Purchase
	October 9, 2002

3.   Number of Securities Purchased
	1300

4.   Dollar Amount of Purchase
	$26,000

5.   Price Per Unit
	$20.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Morgan Stanley

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER



Banc of America & Co.
Credit Suisse
J.P. Morgan Securities
Dowling & Parnters Securities
Fox-Pitt, Kelton Inc.
Janney Montgomery Scott